                                                                     Exhibit 2.1

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              MONDAS MINERALS CORP.

                             CCG ACQUISITIONS CORP.
                            (A DELAWARE CORPORATION)

                           CONSUMER CAPITAL GROUP INC.
                           (A CALIFORNIA CORPORATION)

                                       AND

                                 SCOTT BENGFORT
                                 (AN INDIVIDUAL)

================================================================================
                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of February
4, 2011 is entered into by and among MONDAS MINERALS CORP., a Delaware corporation ("MONDAS"), CCG ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Mondas ("MERGER SUBSIDIARY"), and CONSUMER CAPITAL
GROUP INC., a California corporation ("CCG") and SCOTT BENGFORT, an individual
("BENGFORT"). Capitalized terms used in this Agreement and not defined in context shall have the meanings ascribed to them in APPENDIX 1 hereof.

     WHEREAS, the respective Boards of Directors of Mondas, Merger Subsidiary and CCG have approved the merger of Merger Subsidiary with and into CCG, with
CCG being the surviving corporation, after which it will be a wholly-owned subsidiary of Mondas (the "MERGER"), all upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties to this Agreement (the "PARTIES") intend that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE");

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions of this
Agreement, at the Effective Time, CCG shall be merged with and into Merger
Subsidiary and the separate existence of Merger Subsidiary shall thereupon cease. CCG shall continue as the surviving corporation in the Merger (thereafter referred to as the "SURVIVING CORPORATION") under the laws of the State of
California as a wholly-owned subsidiary of Mondas. Throughout this Agreement, the term "CCG" shall refer to such entity prior to the Merger and the term
"SURVIVING CORPORATION" shall refer to CCG in its status as the surviving corporation in the Merger.

Section 1.2 Closing. The closing of the Transactions (the "CLOSING") will take place as promptly as practicable (and in any event within two business days)
after satisfaction or waiver of the conditions set forth in Article VII (other than conditions that require the delivery of documents, which may be satisfied at the Closing). The Closing shall be held at such time and place as agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "CLOSING DATE". At the Closing each of Mondas,
Bengfort and CCG shall deliver the agreements, certificates and other documents required to be delivered and which have not been delivered prior to the Closing.
At the Closing, the Parties shall file or cause to be filed with the Secretary of State of the State of California, the requisite certificates or articles of

merger with respect to the Merger pursuant to and in compliance with this
Agreement, the California General Corporation Law (the "CALIFORNIA LAW"), and
the Delaware General Corporation Law ("DELAWARE LAW").

Section 1.3 Escrow. The Parties agree to enter into an escrow agreement in the form attached as Exhibit C ("ESCROW AGREEMENT") with Richardson & Patel LLP who will serve as escrow agent ("ESCROW AGENT") for the transaction. The Parties shall each deliver the documents, instruments, funds, certificates and other documentary items set forth in Article VII ("CLOSING DELIVERABLES"), to the
Escrow Agent to be held in escrow pending the Closing.

Section 1.4 Effective Time of the Merger. The Parties shall cause the Merger to be completed by filing a copy of this Agreement with requisite officers'
certificates with the State of California and a certificate of merger of CCG and the Merger Subsidiary with the Secretary of State of the State of Delaware, in accordance with applicable law in the forms attached as Exhibit A (each, a
"MERGER FILING"). As between the Parties, risk of loss and the benefits of ownership of the consideration shall be transferred, and the Merger shall become effective, as of the date and time as the Parties shall agree and shall be specified in the Certificates of Merger (the date and time the Merger becomes effective shall be referred to as the "EFFECTIVE TIME").

Section 1.5 Effect of the Merger. As of the Effective Time, the effect of the
Merger shall be provided in this Agreement and the applicable provisions of
Delaware Law and California Law. Without limiting the generality of the foregoing, and subject thereto, as of the Effective Time all the property, rights, privileges, powers and franchises of CCG and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of CCG and Merger Subsidiary shall become the debts, liabilities and duties of the
Surviving Corporation.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

Section 2.1 Articles of Incorporation. The articles of incorporation of CCG shall continue as the articles of incorporation of the Surviving Corporation until thereafter duly amended.

Section 2.2 Bylaws. The bylaws of CCG shall continue after the Effective Time as the bylaws of the Surviving Corporation until thereafter duly amended.

Section 2.3 Board of Directors.

     (a) The members of the Board of Directors of Mondas at the Effective Time
of the Merger shall be:

          (i)   Jack Gao;
          (ii)  Ling Ling Zhang;
          (iii) Fei Gao; and
          (iv)  Dong Yao.

     Bengfort, as the sole director of Mondas shall take any and all actions necessary to cause the above directors to be appointed to the Mondas board of directors, which appointments shall take effect at the Effective Time. Such directors shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified.

     (b) The members of the Board of Directors of Surviving Corporation following the Merger shall be the directors of CCG immediately prior to the
Effective Time, and such directors shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified.

     Section 2.4 Officers.

     (a) The officers of Mondas, from and after the Effective Time shall be:

          (i)   Jack Gao as Chief Executive Officer and Chief Financial Officer;
          (ii)  Ling Ling Zhang as Secretary; and
          (iii) Fei Gao as Chief Operating Officer.

     The board of directors of Mondas shall take any and all actions necessary to cause the above persons to be appointed as officers of Mondas, which appointments shall take effect at the Effective Time. Such officers shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified.

     (b) The officers of Surviving Corporation, from and after the time of
Closing shall be the officers of CCG immediately prior to the Effective Time, and such officers shall continue in office until the earlier of their respective death, resignation or removal and the time that their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                              CONVERSION OF SHARES

Section 3.1 Merger Consideration.

     (a) As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of CCG or Merger Subsidiary:

               (i) Each share of the common stock of CCG ("CCG COMMON STOCK")
that is owned by CCG as treasury stock shall be canceled and shall cease to exist, and no stock of Mondas or other consideration shall be delivered in exchange therefore;

               (ii) Each share of CCG Common Stock issued and outstanding at the
Effective Time (except for shares held in CCG's treasury) shall be canceled, extinguished and automatically converted into the right to receive shares of
Common Stock of Mondas ("MONDAS COMMON STOCK") equal to (i) the number of shares

of CCG Common Stock held by such shareholder, multiplied by (ii) the Exchange
Ratio. The "EXCHANGE RATIO" shall equal the total number of shares of Mondas
Common Stock issued in the Merger as set forth in SCHEDULE 1 ("SHARE
CONSIDERATION"), divided by the total number of shares of CCG Common Stock outstanding immediately prior to the Merger as set forth on SCHEDULE 1. As a result of the Merger, immediately following the Closing Date the former shareholders of CCG shall hold 17,777,778 shares of Mondas Common Stock, or
94.12% of the outstanding common stock of the Surviving Corporation immediately following the Closing.

     (b) At the Effective Time:

                (i) CCG shall pay the sum of Three Hundred Thirty Five Thousand
Dollars ($335,000) to Bengfort (the "CASH CONSIDERATION");

               (ii) In connection with the Merger, Bengfort agrees to cause
1,388,889 shares of common stock of Mondas held by him ("SHARES FOR
CANCELLATION") to be cancelled; and

               (iii) Mondas shall issue the Share Consideration to the former shareholders of CCG.

     (c) Adjustment to Exchange Ratio Computations. If, at any time during the period between the date of this Agreement and the Effective Time, CCG changes the number of shares of CCG Common Stock issued and outstanding or Mondas changes the number of shares of Mondas Common Stock issued and outstanding, in each case as a result of a stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transaction with an effective date or record date, as applicable, prior to the Effective
Time, the Exchange Ratio and any other items dependent thereon shall be appropriately adjusted.

     (d) No Fractional Shares. Notwithstanding any provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of Mondas
Common Stock shall be issued in connection with the Merger, but in lieu thereof each holder of shares of CCG Common Stock otherwise entitled to a fraction of a share of Mondas Common Stock pursuant to the provisions of this Section shall instead be paid one full share of Mondas.

     (e) Tax Withholding. Mondas and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of CCG pursuant to this
Agreement such amounts as Mondas or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     Section 3.2 Shareholders' Rights at the Effective Time. On and after the
Effective Time, the certificates that immediately prior to the Effective Time represented shares of CCG Common Stock (the "CERTIFICATES"), shall cease to represent any rights with respect to CCG Common Stock and shall only represent the right to receive its holder's proportion of the Share Consideration under

this Agreement. As of the Effective Time, the holders of CCG Common Stock as of the Effective Time who are entitled to receive shares of Mondas Common Stock as
Share Consideration shall be deemed to be record owners of such shares of Mondas
Common Stock as of the Effective Time and shall thereupon be entitled to exercise any rights as a holder of Mondas Common Stock, including the right to vote such Mondas Common Stock, whether or not the Certificates are surrendered and exchanged pursuant to this Agreement.

     Section 3.3 Surrender and Exchange of Share Certificates.

     (a) Promptly after the Closing Date, Mondas shall make available to the transfer agent of Mondas (the "PAYING AGENT"), certificates evidencing such number of shares of Mondas Common Stock as will enable the Paying Agent to issue and vest in the name of each CCG shareholder, the Mondas Common Stock issuable as Share Consideration pursuant to Section 3.1(a). The number of shares of
Mondas Common Stock that each CCG shareholder will be entitled to receive will be determined by multiplying the number of shares of CCG Common Stock held by such shareholder by the Exchange Ratio. Notwithstanding any other provision of this Agreement, no fractional shares of Mondas Common Stock will be issued in connection with the Merger.

     (b) At or after the Closing, each Certificate formerly representing an outstanding share of CCG Common Stock shall, after the Effective Time, be deemed for all purposes to evidence the right to receive the Share Consideration as provided in Section 3.1(a)(iii).

     (c) At the Effective Time, the stock transfer books of CCG shall be closed and no transfer of shares of CCG Common Stock shall be recorded thereafter, other than transfers of shares of CCG Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented for transfer to CCG, Merger Subsidiary or Mondas, they shall be delivered to the Paying Agent and exchanged for the Share Consideration as provided for in this Section 3.3.

     (d) Any Share Consideration that remains undistributed to the shareholders of CCG as of the Effective Time after four months have elapsed following the
Effective Time shall be delivered to Mondas by the Paying Agent, upon demand, and any former shareholders of CCG who have not previously complied with this
Section 3.3 shall thereafter look only to Mondas for payment of their claim for the Share Consideration or dividends or distributions with respect to Mondas
Common Stock.

     (e) Neither the Paying Agent, nor any of CCG, Merger Subsidiary or Mondas
shall be liable to any holder of shares of CCG Common Stock with respect to any
Share Consideration (or dividends or distributions with respect to Mondas Common
Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (f) In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall deliver the Share Consideration and any dividends or other distributions with respect to Mondas Common Stock to which such holder is entitled in exchange for such lost, stolen or destroyed
Certificates, upon the making of an affidavit of that fact by the record holder thereof and the delivery of such bond as the Paying Agent may reasonably require.

     (g) No transfer taxes shall be payable by any shareholder of CCG in respect of the issuance of the Mondas Common Stock under this Section 3.3, except that if any Mondas Common Stock is to be issued in a name other than that in which the Certificate surrendered has been registered, it shall be a condition of such issuance that the Person requesting such issuance shall pay to Mondas any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered Certificate, or establish to the satisfaction of Mondas that such taxes have been paid or are not payable.

     Section 3.4 No Further Rights. From and after the Effective Time, holders of Certificates theretofore evidencing shares of CCG capital stock shall cease to have any rights as shareholders of CCG, except as provided herein or by
California Law.

     Section 3.5 Resale Restrictions.

     (a) The shareholders of CCG who received shares of Mondas Common Stock as
Share Consideration may not offer or sell any shares of Mondas Common Stock unless such offer or sale is made (i) pursuant to an effective registration of such Mondas Common Stock under the Securities Act, or (ii) pursuant to an available exemption from the registration requirements of the Securities Act.
Mondas shall refuse to register the transfer of any Mondas Common Stock not made in accordance with this Section 3.5 with the transfer agent, and for such purpose may place stop order instructions with its transfer agent with respect to the Mondas Common Stock issued as Share Consideration. A proposed transfer shall be deemed to comply with this Section 3.5 if the applicable shareholder delivers to Mondas a legal opinion in form and substance satisfactory to Mondas from counsel reasonably satisfactory to Mondas to the effect that such transfer complies with this Section 3.5.

     (b) During any time that a shareholder of CCG is not entitled to sell the shares of Mondas Common Stock received as Share Consideration such shareholder may not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer to dispose of, directly or indirectly, any shares of Mondas Common Stock or any securities convertible into or exercisable or exchangeable for Mondas Common Stock, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Mondas Common Stock
(regardless of whether any of the transactions described in clause (i) or (ii)
is to be settled by the delivery of Mondas Common Stock or such other securities, in cash or otherwise).

     (c) Each certificate representing shares of Mondas Common Stock issued as
Share Consideration will bear the following legends or one substantially similar thereto:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
     UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD,
     TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO
     REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE
     EXEMPTION FROM REGISTRATION; HEDGING TRANSACTIONS INVOLVING THE SHARES
     REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE

     SECURITIES ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO
     SUBJECT TO RESTRICTIONS ON THE USE OF SUCH SECURITIES IN HEDGING
     TRANSACTIONS PURSUANT TO THE TERMS OF A MERGER AGREEMENT PURSUANT TO THE
     TERMS UNDER WHICH THEY WERE ISSUED. THESE SECURITIES HAVE BEEN ACQUIRED FOR
     INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE
     SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN
     EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT AND ANY
     APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM
     SUCH REGISTRATION REQUIREMENTS.

     Section 3.6 Tax Consequences. It is intended by each of the Parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code, and each of the Parties will use its commercially reasonable efforts to cause the Merger to be treated as such a reorganization. The Parties adopt this Agreement as a "plan of reorganization" within the meaning of
Sections 1.368 2(g) and 1.368 3(a) of the tax regulations promulgated under the
Code. Each party shall seek the advice of such party's counsel or financial advisor regarding the ability of the Merger to qualify as such a reorganization.

     Section 3.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CCG and Merger Subsidiary, the Shareholders and
officers and directors of CCG and Merger Subsidiary will, at the CCG's expense, take all such lawful and necessary action. Mondas shall cause Merger Subsidiary to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF CCG

     CCG represents and warrants to Mondas and Merger Subsidiary that, except as disclosed in the CCG Disclosure Schedule which has been delivered to Mondas prior to the execution of this Agreement (the "CCG DISCLOSURE SCHEDULE"):

     Section 4.1 Organization and Qualification. CCG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. CCG has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and, if applicable, is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power and authority, when taken together with all other such failures would

not have an CCG Material Adverse Effect. CCG has heretofore made available to
Mondas and Merger Subsidiary a complete and correct copy of the certificate of incorporation, bylaws or other governing documents, each as amended to the date hereof, of CCG.

     Section 4.2 Capitalization.

     (a) The issued and outstanding capital stock of CCG consists of 390,444,109 shares of CCG Common Stock, no par value. Immediately prior to Closing, CCG represents and warrants that it has issued and outstanding the number of shares of common stock set forth on Schedule 1, and all such shares are validly issued, fully paid and non-assessable.

     (b) Except as set forth on Schedule 4.2(b) to the CCG Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of CCG or obligating CCG to issue or sell any shares of capital stock of, or other equity interests in, CCG. As of the date of this
Agreement, there are no outstanding contractual obligations of CCG to repurchase, redeem or otherwise acquire any shares of capital stock of CCG or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person.

     Section 4.3 Authority Relative to this Agreement and the Transactions. CCG has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery by CCG of this Agreement, and the consummation by CCG of the
Transactions to which it is a party, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of
CCG are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions to which it is a party other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of CCG Common Stock and the filing and recordation of appropriate merger documents as required by California
Law. This Agreement has been duly and validly executed and delivered by CCG and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of CCG, enforceable against CCG in accordance with its terms.

     Section 4.4 No Conflicts, Required Filings and Consents.

     (a) The execution and delivery of this Agreement by CCG does not, and the performance of this Agreement and consummation of the Transactions by CCG will not: (i) conflict with or violate the articles of incorporation or bylaws of
CCG, (ii) assuming the consents, approvals, authorizations and waivers specified in Section 4.4(b) have been received, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to CCG or by which any property or asset of CCG is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default)
under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of CCG pursuant to, any Contract to which CCG is a party or by

which CCG or any property or asset of CCG is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not have an CCG Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

     (b) The execution and delivery of this Agreement by CCG does not, and the performance of this Agreement by CCG will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any governmental or regulatory authority, domestic, foreign or supranational (a
"GOVERNMENTAL ENTITY"), except for applicable requirements of the Securities
Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act of
1933, as amended (the "SECURITIES ACT"), state securities or "blue sky" laws
("BLUE SKY LAWS"), filing and recordation of this Agreement and the requisite officers' certificates as required by California Law, and applications for quotation and other filings required by the rules of the OTC Bulletin Board, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have an CCG
Material Adverse Effect or would not prevent or materially delay the consummation of the Merger.

     Section 4.5 Subsidiaries. Except as set forth on Schedule 4.5 to the CCG
Disclosure Schedule, CCG does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

     Section 4.6 Binding Obligations. Assuming this Agreement has been duly and validly authorized, executed and delivered by Mondas and Merger Subsidiary, this
Agreement is and all agreements or instruments contemplated hereby to which CCG is a party, have been duly authorized, executed and delivered by CCG and are the legal, valid and binding agreements of CCG, enforceable against CCG in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

     Section 4.7 Articles of Association and Governing Rules. CCG is not in
violation or breach of any of the provisions of the replaceable rules, except for such violations or breaches as, in the aggregate, will not have a CCG
Material Adverse Effect.

     Section 4.8 Litigation. There is no pending Proceeding against CCG that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this
Agreement and, to the knowledge of CCG, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

     Section 4.9 Status of CCG shareholders. Each shareholder of CCG has been advised that the shares of Mondas Common Stock that will be received by such shareholder in the Merger have not been registered under the Securities Act, will be "restricted securities" as such term is defined in Rule 144(a)
promulgated under the Securities Act, or restricted from resale pursuant to the requirements of Regulation S, and may not be sold by such shareholder unless such shares are registered for resale, or an exemption from such registration is

available, or is the case of Share Consideration issued in reliance on an exemption under Regulation S, the requirements of Regulation S are met.

Section 4.10 Brokers. Except as set forth on Schedule 4.10 to the CCG Disclosure
Schedule, no agent, broker, finder, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of CCG.

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF MONDAS AND BENGFORT

     Mondas and Bengfort represent and warrant to CCG that, except as disclosed in the Mondas Disclosure Schedule which has been delivered to CCG prior to the execution of this Agreement (the "MONDAS DISCLOSURE SCHEDULE"):

     Section 5.1 Organization and Qualification. Mondas is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware, and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Mondas has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Mondas has heretofore made available to CCG a complete and correct copy of the organizational documents, each as amended to the date hereof, of Mondas.

     Section 5.2 Capitalization.

     (a) The authorized capital stock of Mondas consists of 100,000,000 shares of common stock, par value $0.0001 per share, and no shares of preferred stock.
As of the Closing Date and immediately prior to the Effective Time, there will be no more than 2,500,000 shares of Mondas Common Stock issued and outstanding, all of which have been validly issued, fully paid and non-assessable. There are no shares of preferred stock authorized, issued or outstanding. All of the issued and outstanding shares of Mondas Common Stock were issued in compliance with all applicable Laws including, without limitation, the Securities Act, the
Exchange Act and applicable Blue Sky Laws. There are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Mondas or obligating
Mondas to issue or sell any shares of capital stock of, or other equity interests in, Mondas. As of the date of this Agreement, there are no outstanding contractual obligations of Mondas to repurchase, redeem or otherwise acquire any shares of capital stock of Mondas or to provide material funds to, or make any material investment (in the form of a loan, capital contribution or otherwise)
in, any Person.

                                       10
     (b) The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share. There are 1,000 shares of common stock of Merger Subsidiary issued and outstanding, all of which were validly issued, fully paid and non-assessable. All of the outstanding shares of
Merger Subsidiary's common stock are held beneficially and of record by Mondas, free and clear of all liens or encumbrances of any kind. There are no preemptive or other outstanding rights, options, warrants, conversion rights (including pursuant to convertible securities), stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind relating to the issued or unissued capital stock of Merger
Subsidiary or obligating Merger Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Merger Subsidiary.

     Section 5.3 Authority Relative to this Agreement. Each of Mondas and the
Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the
Transactions to which each of them is a party. The execution and delivery of this Agreement by Mondas and Merger Subsidiary, and the consummation by Mondas and Merger Subsidiary of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Mondas or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by California Law and Delaware Law. This Agreement has
been duly and validly executed and delivered by Mondas and Merger Subsidiary and, assuming the due authorization, execution and delivery hereof by CCG, constitutes a legal, valid and binding obligation of Mondas and Merger
Subsidiary, enforceable against Mondas and Merger Subsidiary in accordance with its terms.

     Section 5.4 No Conflicts, Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Mondas and the Merger
Subsidiary does not and will not, and the performance of this Agreement and the consummation of the Transactions by Mondas and Merger Subsidiary will not: (i)
conflict with or violate the certificate of incorporation or bylaws of Mondas or the Merger Subsidiary (ii) assuming the consents, approvals, authorizations and waivers specified in Section 5.4(b) have been received, conflict with or violate any Laws applicable to Mondas or by which any property or asset of Mondas is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default)
under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Mondas pursuant to, any Contract to which Mondas is a party or by which Mondas or any property or asset of Mondas is bound or affected.

     (b) The execution and delivery of this Agreement by Mondas or the Merger
Subsidiary does not and will not, and the performance of this Agreement and the consummation of the Transactions by Mondas and the Merger Subsidiary will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, filing and recordation of the Merger Filing as required by Delaware Law and applications for quotation and other filings required by the rules of the OTC Bulletin Board.

                                       11
     Section 5.5 SEC Reports.

     (a) The Registration Statement of Mondas on Form S-1 filed with the SEC on
December 24, 2009 (the "FORM S-1") has become effective and has not been withdrawn or suspended. The SEC has not issued a stop order with respect to the
Form S-1 and, to the knowledge of Mondas, no proceeding for such purpose is pending or contemplated by the SEC.

     (b) Mondas has filed with the SEC all forms, reports, schedules, registration statements and preliminary or definitive proxy or information statements required to be filed by it with the SEC within the past 24 months
(such reports, together with the Form S-1, the "MONDAS SEC REPORTS"). As of their respective dates, the Mondas SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities
Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Mondas SEC Reports. As of their respective dates, the Mondas
SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Mondas has filed all material contracts and agreements and other documents or instruments required to be filed as exhibits to the Mondas SEC
Reports.

     (c) Except as set forth in Schedule 5.4(c) to the Mondas Disclosure
Schedule, Mondas has not received any comment letters or other similar correspondence from the SEC or FINRA. Mondas has delivered full and complete copies of said correspondence listed on Schedule 5.4(c) to the Mondas Disclosure
Schedule to CCG and its advisors. As of the date hereof, there are no unresolved comments from the SEC or FINRA. Within the past six months, Mondas has not received any notice or communication from the SEC or FINRA with regard to any pending comments, or material non-conformity of any of the Mondas SEC Reports.

     Section 5.6 Scope of Operations; Compliance with Laws. The Mondas SEC
Reports describe fairly and accurately all operations and material transactions engaged in or conducted by Mondas since its inception. Except as described in the Mondas SEC Reports, Mondas does not own, lease or have the right to use, and has never owned, leased or had the right to use, any real property or interest therein. Mondas does not have and has never had any ownership, equity or other interest in any other Person. Mondas has not guaranteed any obligation of any other Person.

     Section 5.7 Liabilities and Contracts. Mondas does not have outstanding any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) except for debt owed to the Persons set forth on Schedule 5.7 to the Mondas Disclosure Schedule which will be satisfied or otherwise extinguished pursuant to Section 6.9. Mondas is not and has not been a party to, nor are or were Mondas's assets bound or affected by, any Contract except for Contracts under which Mondas has no further rights or obligations because the Contract has been fully performed or validly and irrevocably terminated.

                                       12
     Section 5.8 Litigation. There is no suit, action or Proceeding pending, threatened against or affecting Mondas, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against
Mondas. To the knowledge of Mondas, there are no facts or conditions that might result in or form the basis for any such Proceeding. Mondas is not subject to any Orders.

     Section 5.9 Brokers. Following the Closing, neither the Surviving
Corporation or Mondas will be obligated to pay any agent, broker, finder, investment banker or other firm or Person any broker's or finder's fee or other similar commission or fee in connection with the Transactions.

     Section 5.10 Taxes. True and correct copies of Mondas's federal and state income tax returns for the years ended June 30, 2010 and June 30, 2009 have been delivered to CCG. All tax returns (including information returns) required by any jurisdiction to have been filed as of the date of this Agreement by or with respect to Mondas have been timely filed, except for returns with respect to which extensions have been granted, and each such return is true, correct and complete in all material respects. To the Knowledge of Mondas, neither the
Internal Revenue Service nor any state, local or other taxing authority has proposed any additional Taxes, interest or penalties with respect to Mondas or any of its operations or business; there are no pending or, to Mondas's
Knowledge, threatened tax claims or assessments; and there are no pending or, to
Mondas's Knowledge, threatened tax examinations by any taxing authorities.
Mondas has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the income tax returns for any fiscal year.

     Section 5.11 Absence of Undisclosed Liabilities. Except as set forth in the
Mondas SEC Reports, Mondas has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Mondas) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the
Closing Date, except to the extent set forth on or reserved against on the most recent balance sheet of Mondas provided in the Mondas SEC Reports. All debts, obligations or liabilities with respect to directors and officers will have been cancelled prior to the Closing. Mondas has not incurred any liabilities or obligations under agreements entered into, in the usual and ordinary course of business since September 30, 2010. The most recent balance sheet of Mondas as provided in the Mondas SEC Reports provides a true and fair view of the assets and liabilities (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Mondas) as at September
30, 2010.

     Section 5.12 Changes. Except as set forth in Mondas SEC Reports, since
September 30, 2010:

     (a) Ordinary Course of Business. Mondas has conducted its business or entered into all transactions in the usual and ordinary course of business, except for this Agreement.

     (b) Adverse Changes. Mondas has not suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than

                                       13
changes, events or conditions in the usual and ordinary course of its business, none of which would have a Mondas Material Adverse Effect;

     (c) Loans. Mondas has not made any loans or advances to any Person;

     (d) Liens. Mondas has not created or permitted to exist any Lien on any material property or asset of Mondas, other than Permitted Liens;

     (e) Capital Stock. Mondas has not issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

     (f) Dividends. Mondas has not declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

     (g) Material Mondas Contracts. Mondas has not terminated or modified any of its Contracts, except for termination upon expiration in accordance with the terms thereof;

     (h) Claims. Mondas has not released, waived or cancelled any claims or rights relating to or affecting Mondas in excess of USD $5,000 in the aggregate or instituted or settled any Proceeding involving in excess of USD $5,000 in the aggregate;

     (i) Discharged Liabilities. Mondas has not paid, discharged or satisfied any claim, obligation or liability in excess of USD $5,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

     (j) Indebtedness. Mondas has not created, incurred, assumed or otherwise become liable for any Indebtedness in excess of USD $5,000 in the aggregate, other than professional fees to its counsel in connection with this Agreement, the Merger and related transactions;

     (k) Guarantees. Mondas has not guaranteed or endorsed in a material amount any obligation or net worth of any Person;

     (l) Acquisitions. Mondas has not acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

     (m) Accounting. During the two year period preceding the date hereof,
Mondas has not changed its method of accounting or any of its accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP; and

     (n) Agreements. Mondas has not entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

                                       14
     Section 5.13 Licenses. Mondas possesses from the appropriate Governmental
Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for Mondas to engage in its business as it has been, and is currently conducted and to permit Mondas to own and use its properties and assets in the manner in which it has and currently owns and uses such properties and assets (collectively, "MONDAS PERMITS"). Mondas has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for
Mondas to engage in its business as currently conducted and to permit Mondas to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. The Mondas Permits are valid and in full force and effect. No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Mondas Permit; or
(b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Mondas Permit.
Mondas has not received notice from any Governmental Authority or any other
Person regarding: (a) any actual, alleged, possible or potential contravention of any Mondas Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Mondas Permit. All applications required to have been filed for the renewal of such Mondas Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Mondas Permits have been duly made on a timely basis with the appropriate Persons. All Mondas Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

     Section 5.14 Interested Party Transactions. No officer, director or stockholder of Mondas or any Affiliate or "associate" (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (1) an interest in any Person which
(a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Mondas, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish any Mondas goods or services; or (2) a beneficial interest in any contract or agreement to which
Mondas is a party or by which it may be bound or affected.

     Section 5.15 Governmental Inquiries. Mondas has provided to CCG a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by Mondas from any Governmental Authority, and
Mondas's response thereto, and each material written statement, report or other document filed by Mondas with any Governmental Authority.

     Section 5.16 Bank Accounts and Safe Deposit Boxes. Mondas has not used, and currently does not use a deposit or financial account, a lock box, or a safety deposit box, in its business as presently conducted. See Schedule 5.16 to the
Mondas Disclosure Schedule.

     Section 5.17 Intellectual Property. Mondas does not own, use or license any
Intellectual Property in its business as presently conducted, except as set forth in the Mondas SEC Reports.

                                       15
     Section 5.18 Title to and Condition of Properties. Mondas owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens, except Permitted Liens. The material buildings, plants, machinery and equipment necessary for the conduct of the business of Mondas as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     Section 5.19 Financial Statements.

     (a) Included in the Mondas SEC Reports are the audited consolidated balance sheet of Mondas as at June 30, 2010 and 2009, and the related statement of operations, stockholders' equity and cash flows for the two years then ended, together with the unqualified report thereon of Seale and Beers CPAs, independent auditors (collectively, "MONDAS AUDITED FINANCIALS").

     (b) Included in the Mondas SEC Reports are the unaudited consolidated balance sheet of Mondas as at September 30, 2010, and the related statement of operations, stockholders' equity and cash flows for the nine months then ended
("MONDAS INTERIM FINANCIALS").

     (c) Mondas Audited Financials and Mondas Interim Financials (collectively
"MONDAS FINANCIAL STATEMENTS") are (i) in accordance with the books and records of Mondas, (ii) correct and complete, (iii) fairly present the financial position and results of operations of Mondas as of the dates indicated, and (iv)
prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on Mondas, its business, financial condition or results of operations.

     Section 5.20 Environmental and Safety Matters. Except as set forth in the
Mondas SEC Reports:

     (a) Mondas has at all time been and is in compliance with all Environmental
Laws applicable to Mondas.

     (b) There are no Proceedings pending or threatened against Mondas alleging the violation of any Environmental Law or environmental permit applicable to
Mondas or alleging that Mondas is a potentially responsible party for any environmental site contamination.

     (c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any
Environmental Laws applicable to Mondas.

                                       16
     Section 5.21 Money Laundering Laws. The operations of Mondas is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign
Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the "MONEY LAUNDERING
LAWS") and no Proceeding involving Mondas with respect to the Money Laundering
Laws is pending or, to the knowledge of Mondas, threatened.

     Section 5.22 Board Recommendation. The Mondas board of directors has determined by unanimous written consent that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of
Mondas's stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

     Section 5.23 Internal Accounting Controls. Mondas maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i)
transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Mondas has established disclosure controls and procedures (as defined in
Exchange Act Rules 13a-15(e) and 15d-15(e)) for Mondas and designed such disclosure controls and procedures to ensure that material information relating to Mondas is made known to the certifying officers by others within those entities, particularly during the period in which Mondas's Form 10-K or 10-Q, as the case may be, is being prepared. Mondas's certifying officers have evaluated the effectiveness of Mondas's controls and procedures as of end of the filing period prior to the filing date of the Form 10-Q for the quarter ended September
30, 2010 (such date, the "EVALUATION DATE"). Mondas presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Mondas's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the
Company's knowledge, in other factors that could significantly affect the
Company's internal controls.

     Section 5.24 Listing and Maintenance Requirements. Mondas is currently quoted on the OTC Bulletin Board and has not, in the 12 months preceding the date hereof, received any notice from the OTC Bulletin Board or FINRA or any trading market on which Mondas's common stock is or has been listed or quoted to the effect that Mondas is not in compliance with the quoting, listing or maintenance requirements of FINRA or such other trading market. Mondas is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.
Section

     5.25 Application of Takeover Protections. Mondas and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision

                                       17
under Mondas's certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to CCG as a result of the transactions under this Agreement or the exercise of any rights by CCG pursuant to this Agreement.

     Section 5.26 Material Contracts of Mondas. Except to the extent filed with the Mondas SEC Reports, Mondas has made available to CCG, prior to the date of this Agreement, true, correct and complete copies of each written Mondas
Material Contract, including but not limited to any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property;
(e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property, together with each amendment, supplement and modification thereto; "MONDAS MATERIAL CONTRACT" means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of Mondas, of the type and nature that Mondas is required to file with the SEC with the Mondas SEC Reports.

     Section 5.27 No Defaults. Each of the Mondas Material Contracts has either been terminated or cancelled, or assumed, and following the Closing Date, no
Mondas Material Contract will be binding on the Surviving Corporation from and after the Closing Date. Mondas is not in breach or default of any Mondas
Material Contract to which it is or was a party and, to the knowledge of Mondas, no other party to any Mondas Material Contract is or was in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Mondas Material Contract or (b) permit Mondas or any other
Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any
Mondas Material Contract. Mondas has not received notice of the pending or threatened cancellation, revocation or termination of any Mondas Material
Contract to which it is or was a party. There have been no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Mondas Material Contract.

     Section 5.28 Employees.

     (a) Mondas has no employees.

     (b) Mondas has no independent contractors or other Persons providing research or other services to it. Mondas is in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of social security and other taxes, occupational safety and health and plant or facility closing.

     (c) Mondas is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

                                       18
     (d) No director, officer or employee of Mondas is a party to, or is otherwise bound by, any contract (including any confidentiality, non-competition or proprietary rights agreement) with any other Person that in any way adversely affects or will materially affect (a) the performance of his or her duties as a director, officer or employee of Mondas or (b) the ability of Mondas to conduct its business.

     Section 5.29 Not a U.S. Real Property Holding Corporation. Mondas is not
and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     Section 5.30 Material Assets. The financial statements of Mondas set forth in the Mondas SEC Reports reflect the material properties and assets (real and personal) owned or leased by Mondas on the dates reported. As of the Closing
Date, Mondas has no material assets.

     Section 5.31 Insurance. Mondas has made available to CCG, prior to the date of this Agreement, true, correct and complete copies of any insurance policies maintained by Mondas on its properties and assets. All of such policies (a)
taken together, provide adequate insurance coverage for the properties, assets and operations of each Mondas for all risks normally insured against by a Person carrying on the same business as such Mondas, and (b) are sufficient for compliance with all applicable Laws and Mondas Material Contracts. All of such policies are valid, outstanding and in full force and effect and, by their express terms, will continue in full force and effect following the consummation of the transactions contemplated by this Agreement. Except as set forth in the
Mondas SEC Reports, Mondas has not received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. All premiums due on such insurance policies on or prior to the date hereof have been paid. There are no pending claims with respect to Mondas or its properties or assets under any such insurance policies, and there are no claims as to which the insurers have notified Mondas that they intend to deny liability. There is no existing default under any such insurance policies.

     Section 5.32 Disclosure. The representations and warranties and statements of fact made by Mondas in this Agreement and the representations and warranties set forth herein (together with the Mondas Disclosure Schedules) are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

                                   ARTICLE VI

                                    COVENANTS

     Section 6.1 Conduct of Business by CCG Pending the Merger. From and after the date hereof until the Closing Date, except as contemplated by this Agreement or unless Mondas shall otherwise agree in writing, CCG covenants and agrees that it shall: (a) carry on its business in the usual, regular and ordinary course in

                                       19
substantially the same manner as heretofore conducted or presently contemplated to be conducted, (b) use all reasonable efforts to preserve intact its present business organization, keep available the services of its employees and consultants and preserve its relationships and goodwill with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, and (c) use commercially reasonable efforts to protect its intellectual property rights to the end that its goodwill and on-going businesses shall not be impaired in any material respect as of the Closing Date.
Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or unless Mondas shall otherwise agree in writing, prior to the Closing, CCG shall not:

     (i) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (except for shares to be reserved for the incentive option plan of Mondas);

     (ii) purchase, redeem or otherwise acquire any shares of capital stock of
CCG or any rights, warrants, or options to acquire any such shares;

     (iii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of CCG's capital stock, any other voting securities of CCG or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities, or amend the terms of any such securities, rights, warrants or options or take any action to accelerate the vesting thereof, except as specifically set forth in the CCG Disclosure Schedules;

     (iv) amend the articles of incorporation or bylaws of CCG;

     (v) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to CCG, except, in any such case, in the ordinary course of business;

     (vi) adopt a plan of complete or partial liquidation;

     (vii) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect; or

     (viii) authorize any of, or commit or agree to take any of, the foregoing actions.

     Section 6.2 Covenants of Mondas. From and after the date hereof until the
Closing Date, except as contemplated by this Agreement or unless CCG shall otherwise agree in writing, Mondas covenants and agrees that it shall not, and shall cause the Merger Subsidiary not to:

     (a) declare, set aside, or pay any dividends on, or make any other distributions in respect of, any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; purchase, redeem or otherwise acquire any

                                       20
shares of its capital stock or any rights, warrants, or options to acquire any such shares;

     (b) enter into any Contract or amend, modify or waive any rights under any
Contract to which it is a party;

     (c) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock or other securities, or any securities convertible into, or any rights, warrants or options to acquire, any such shares or securities or amend the terms of its outstanding capital stock;

     (d) amend its certificate of incorporation or bylaws;

     (e) acquire any assets;

     (f) adopt a plan of complete or partial liquidation, except as contemplated by this Agreement;

     (g) incur or modify any indebtedness for borrowed money or guarantee any such indebtedness of another Person; issue or sell any debt securities; or
guarantee any debt securities of another Person;

     (h) make any loans, advances or capital contributions to, or investments in, any other Person;

     (i) take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;
or

     (j) authorize any of, or commit or agree to take any of, the foregoing actions.

     Section 6.3 Covenants of Bengfort. Bengfort agrees that, except as contemplated by this Agreement, he will not take any action to cause to occur any of the events or consequences set forth in Section 6.2(a) through 6.2(j).
Bengfort agrees to use his best efforts to promptly provide information requested by the Survivng Corporation or its officers that is required in order to prepare the Form 10-Q covering the three month period ending December 31,
2010, and tax information required in order to prepare and file tax returns covering the periods through and up to the Closing.

     Section 6.4 Shareholder Approval. CCG, Mondas, Bengfort and the Merger
Subsidiary shall each take all actions necessary, in accordance with applicable
Law and its respective articles or certificate of incorporation and bylaws, to cause as promptly as reasonably practicable after the date hereof the shareholders of CCG and Mondas (and Mondas in its capacity as the sole shareholder of the Merger Subsidiary) to approve the Transactions. The board of directors of each of CCG, Mondas and the Merger Subsidiary shall recommend such approval and shall take all lawful action to solicit and obtain such approval.

     Section 6.5 Further Action; Consents; Filings. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and do, or

                                       21
cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as practicable the
Transactions and to cooperate with each other in connection with the foregoing.
Without limiting the generality of the foregoing, each of the parties agrees to take all appropriate actions to obtain from Governmental Entities any governmental authorizations required to be obtained or made by Mondas, CCG or the Merger Subsidiary in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and to make all necessary filings, and thereafter make any other required submissions that are required under the Exchange Act, the Securities Act, the Blue Sky Laws, or
any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

     Section 6.6 Plan of Reorganization. The Merger is intended to constitute a
"plan of reorganization" under the provisions of Sections 368(a)(1)(A) and
368(a)(2)(E) of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the
Closing, neither Bengfort, Surviving Corporation, Mondas nor any of their
Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

     Section 6.7 Access to Information. From the date hereof until the expiration of this provision in accordance with the terms herein, Mondas and
Bengfort shall provide to CCG and its accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its books, Contracts, commitments, records and personnel and, during such period, shall furnish promptly to CCG (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of the Exchange Act or the
Securities Act, and (ii) all other information concerning its business as CCG may reasonably request. CCG shall conduct its review in a manner reasonably calculated not to disrupt Mondas's business and operations. No investigation pursuant to this Section 6.6 and no knowledge obtained thereby or otherwise shall limit any representation or warranty of Mondas or Bengfort, or impair any rights of a CCG Indemnified Party as a result thereof.

     Section 6.8 Public Announcements. On or before the Closing Date, neither
Mondas nor CCG shall (nor shall they permit any of their respective Affiliates
to), without prior consultation with the other parties and such other parties'
review of and consent to any public announcement concerning the Transactions, issue any press release or make any public announcement with respect to
Transactions during such period, and Mondas and CCG shall, to the extent practicable, allow the other parties reasonable time to review and comment on such release or announcement in advance of its issuance and use reasonable efforts in good faith to reflect the reasonable and good faith comments of such other party; provided, however, no party shall be prevented from making any

                                       22
disclosure required by Law at the time so required because of any delay on the part of another party. The parties intend that the initial announcement of the terms of the Transactions shall be made by a joint press release of Mondas and
CCG.

     Section 6.9 Notice of Breaches. CCG shall give prompt notice to Mondas, and
Bengfort and Mondas shall give prompt notice to CCG, of (i) any representation or warranty made by it contained in this Agreement which has become untrue or inaccurate in any respect, or (ii) the failure by it to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this
Agreement.

     Section 6.10 Confidentiality. Prior to the Closing, Mondas will, and will instruct all of its representatives, agents, and affiliates to, treat all
Confidential Material confidentially, not disclose it except in accordance herewith and not use it for his or their own benefit or the benefit of any person other than Mondas or CCG; provided, that (a) any disclosure of
Confidential Material may be made with the prior written consent of CCG or, after the Merger, Mondas; and (b) Confidential Material may be disclosed without liability hereunder to the extent required by law or by the order or decree of any court or other governmental authority; provided, however, that the party legally compelled to disclose the Confidential Material provides CCG with prompt notice of that fact so that CCG may attempt to obtain a protective order or other appropriate remedy. For purposes of this section, the term "CONFIDENTIAL
MATERIAL" means all information, documents and other materials relating to the business, customers, products, services, prospects, plans or other matters of
CCG or Mondas; provided, however, that the term "Confidential Material" will not include information that (i) becomes generally available to the public other than as a result of a disclosure by Mondas (prior to the Closing) or any of its employees, representatives, agents, relatives or affiliates, or (ii) was made available to Mondas on a non-confidential basis from a source other than CCG, or any of its agents, provided, that such source is not bound by a confidentiality agreement restricting such disclosure.

     Section 6.11 Financial Statements. Bengfort or a reasonable designee of such person, shall cooperate with Mondas and provide Mondas such assistance (if necessary) as Mondas reasonably requests in connection with the preparation of
Mondas's financial statements for all periods ending on or prior to June 30,
2011; provided, Bengfort shall not be obligated to pay any fees of Mondas's independent accountants. Without limiting the generality of the foregoing,
Bengfort shall make available to Mondas and its accountants or advisors all account and other financial information concerning Mondas in his possession.

     Section 6.12 Post-Closing Covenants. The Parties agree to perform and comply with the following obligations following the Closing:

     (a) Name Change. At or immediately following the Closing, Mondas shall take all actions necessary to rename Mondas as "Consumer Capital Group Inc." ("NAME
CHANGE").

     (b) Option Plan. The Surviving Corporation agrees to institute, within 120 days following the Closing, a stock incentive plan with an authorized pool consisting of 3,333,333 shares of common stock, with terms and conditions deemed

                                       23
satisfactory and advisable by management, and approved by the Board and requisite stockholders of Mondas or the Surviving Corporation (as applicable).

     (c) Corporate Records.(d) Mondas and the Current Mondas CEO agree to cooperate with the Surviving Corporation and use commercially reasonable efforts to provide true and accurate historical tax records, accounting documentation, account numbers, and any other corporate information relating to Mondas'
operations prior to and leading up to the Closing, promptly upon request of the
Surviving Corporation or its representatives.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The
respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) This Agreement and the Merger shall have been approved and adopted by the respective boards of directors of Mondas, CCG and the Merger Subsidiary.

     (b) This Agreement and the Merger shall have been approved and adopted by the holders of CCG Common Stock in the manner required by Law.

     (c) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction.

     (d) The Parties and Escrow Agent shall have executed and delivered the
Escrow Agreement.

     (e) FINRA shall have approved the notification submitted to it by Mondas, concerning the Merger.

     Section 7.2 Conditions to Obligation of CCG to Effect the Merger. The
obligation of CCG to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by CCG:

     (a) The representations and warranties of Mondas and Bengfort contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date as if made on the Closing Date.

     (b) Mondas, Bengfort and Merger Subsidiary shall have performed or complied with all agreements and covenants required to be performed by each of them under this Agreement on or before the Closing Date.

                                       24
     (c) Bengfort shall have appointed Jack Gao to the board of directors of
Mondas, and shall have resigned as its sole director.

     (d) CCG shall have received copies of resignations of each of the directors and officers of Mondas which have been accepted by Mondas.

     (e) Bengfort shall have executed and delivered to CCG an indemnification agreement in the form set forth in Exhibit B attached hereto ("INDEMNIFICATION
AGREEMENT").

     (f) Bengfort shall have delivered to the Escrow Agent the true and correct original share certificate(s) representing the Shares for Cancellation, together with a valid properly executed, medallion signature-guaranteed stock power assigning said Shares for Cancellation to Mondas for cancellation;

     (g) All assets held by Mondas, and all liabilities of Mondas, immediately prior to the consummation of the Merger, shall have been assigned and assumed by
Bengfort, which party shall have executed and delivered the Assignment and
Assumption Agreement with Mondas, the form of which is set forth as Exhibit D hereto ("ASSIGNMENT AND ASSUMPTION AGREEMENT"), and a copy of such agreement duly executed by the parties thereto shall have been delivered to CCG;

     (h) Bengfort shall have released all claims against Mondas for monies owed to Bengfort by executing a release agreement, which shall be in a form reasonably acceptable to Mondas and CCG;

     (i) PRC counsel to CCG shall have delivered its legal opinion concerning
CCG, in a form reasonably satisfactory to CCG; and

     (j) CCG shall have received a certificate of an authorized officer of
Mondas and Merger Subsidiary, on behalf of Mondas and Merger Subsidiary, that the conditions set forth in paragraphs (a) through (f) above have been satisfied.

     Section 7.3 Conditions to Obligation of Mondas, Bengfort and Merger
Subsidiary to Effect the Merger. The obligations of Mondas, Bengfort and Merger
Subsidiary to effect the Merger shall be subject to the fulfillment at or before the Effective Time of the following additional conditions, unless waived by
Mondas:

     (a) The representations and warranties of CCG contained in this Agreement shall be true and correct in all respects on the date hereof and as of the
Closing Date as if made on the Closing Date.

     (b) CCG shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or before the Closing Date.

     (c) Mondas shall have received a certificate of an authorized officer of
CCG, on behalf of CCG, that the conditions in paragraphs (a) and (b) above have been satisfied.

                                       25
     (d) CCG shall have delivered the Cash Consideration described in Section
3.1(a)(iii), to the Escrow Agent which shall have been deposited into an escrow account in accordance with the Escrow Agreement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of
CCG:

     (a) by mutual written consent of Mondas and CCG;

     (b) by CCG, upon a material breach of this Agreement on the part of Mondas,
Bengfort or Merger Subsidiary which has not been cured and which would cause the conditions set forth in Section 7.2 not to be satisfied at Closing;

     (c) by Mondas, upon a material breach of this Agreement on the part of CCG which has not been cured and which would cause the conditions set forth in
Section 7.3 not to be satisfied at Closing;

     (d) by Mondas or CCG if any court of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction or ruling which restrains, enjoins or otherwise prohibits the Merger;

     (e) by Mondas or CCG if the Merger shall not have been consummated on or before January 15, 2011; provided, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

     (f) by CCG if any of the representations and warranties made in Article V of this Agreement by Mondas or Benfort are untrue or unsatisfied at Closing.

     Section 8.2 Effect of Termination. In the event of termination of this
Agreement as provided in Section 9.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of any of CCG, Mondas,
Bengfort or Merger Subsidiary; provided, this Section 8.2, Section 8.3 (Fees and
Expenses); and Section 9.5 (Governing Law) shall survive the termination and remain in full force and effect and; provided, further, that each party shall remain liable for any breaches of or inaccuracies in such party's covenants, representations and warranties hereunder which breach or inaccuracy occurred prior to the termination of this Agreement.

     Section 8.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the
Transactions shall be paid by the party incurring such expenses; provided, all fees and expenses of Mondas incurred in connection with the Transactions shall

                                       26
be paid from sources other than Mondas' assets and shall not be an obligation of the Surviving Corporation. For sake of clarity, debts and obligations incurred by Mondas for professional and other services through and up to the Closing shall be assigned, discharged, or paid prior to Closing.

     Section 8.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of CCG, Mondas and the Merger Subsidiary, but, after such approval, no amendment shall be made which under applicable Law would require approval of CCG's or Mondas's shareholders without the further approval of such shareholders, as the case may
be. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.5 Waiver. At any time prior to the Closing, the parties hereto may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto,
(ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 Notices. All notices or other communications under this
Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to CCG or, subsequent to the Closing, Mondas:

          CONSUMER CAPITAL GROUP INC.
          506 N. Garfield Ave. #210
          Alhambra, California 91801
          Attn: Jack Gao
          Facsimile: 86-10-6530 5285

          With a copy to:

          Richardson & Patel LLP
          10900 Wilshire Boulevard, Suite 500
          Los Angeles, CA 90024
          Fax: (310) 208-1154

If, prior to the Closing, to Mondas or Merger Subsidiary (or to Bengfort before or after the Closing):

                                       27
          MONDAS MINERALS, INC.
          13983 West Stone Avenue
          Post Falls, ID 83854
          Attn: Scott Bengfort
          Facsimile: 1-678-669-7952

          With a copy to:

          Robert Weaver
          721 Devon Court
          San Diego, CA 92109
          Facsimile: (858) 997-2124

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 10.1.

     Section 9.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this
Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at Law or in equity.

     Section 9.3 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     Section 9.4 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights except that the shareholders of CCG are intended third-party beneficiaries of the representations, warranties and covenants of Mondas and
Bengfort.

     Section 9.5 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California (without giving effect to the provisions thereof relating to conflicts of Law).

     Section 9.6 Headings; Disclosure. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any disclosure by CCG

                                       28
or Mondas in any portion of its respective Disclosure Schedule shall be deemed disclosure in each other portion of such Disclosure Schedule to which such disclosure reasonably relates on its face.

     Section 9.7 Certain Definitions and Rules of Construction.

     (a) Definitions. As used in this Agreement, capitalized terms shall have the meanings assigned to such terms as defined herein, or in APPENDIX 1.

     (b) Other Rules of Construction.

     (i) References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this
Agreement or to other agreements described herein means those Persons executing such agreements.

     (ii) The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to"
in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive.

     (iii) This Agreement is the joint drafting product of the Parties, and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

     (iv) In each case in this Agreement where this Agreement or a Contract is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at Law.

     Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     Section 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the Transactions are not affected in any manner materially adverse to any party.
Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

     Section 9.10 Survival of Representations, Warranties and Covenants. The
parties hereto hereby agree that the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for one year.

                                       29
     IN WITNESS WHEREOF, Mondas, Bengfort, Merger Subsidiary and CCG have signed this Agreement or caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                          MONDAS MINERALS CORP.

                          By: /s/ Scott Bengfort
                             -----------------------------------------------
                             Scott Bengfort
                             Chief Executive Officer and Corporate Secretary

                          CCG ACQUISITION CORP.
                          a Delaware corporation

                          By: /s/ Scott Bengfort
                             -----------------------------------------------
                             Scott Bengfort,
                             Chief Executive Officer and Corporate Secretary

                             /s/ Scott Bengfort
                             -----------------------------------------------
                             Scott Bengfort, an individual

                          CONSUMER CAPITAL GROUP INC.
                          a California corporation

                          By: /s/ Jack Gao
                             -----------------------------------------------
                             Jack Gao
                             Chief Executive Officer

                          By: /s/ Lingling Zhang
                             -----------------------------------------------
                             Lingling Zhang
                             Corporate Secretary

                                       30
                             SCHEDULES AND EXHIBITS

SCHEDULE 1

EXHIBIT A-1 Certificate of Merger (Delaware)

EXHIBIT A-2 Agreement and Plan of Merger and Officers' Certificates (California)

EXHIBIT B   Indemnification Agreement

EXHIBIT C   Escrow Agreement

EXHIBIT D   Assignment and Assumption Agreement

                                       31
                                   SCHEDULE 1

     Number of shares of Mondas Common Stock issued in the Merger: 17,777,778

     Total number of shares of CCG Common Stock outstanding immediately prior to the Merger: 390,444,109

     Total number of shares of CCG warrants issued and outstanding immediately prior to the Merger: 0

                                       32